EXHIBIT INDEX TO FORM N-SAR
                OF MASSMUTUAL CORPORATE INVESTORS
                  FOR PERIOD ENDED JUNE 30, 1998






EXHIBIT NO.               DESCRIPTION



  77O     Transactions Effected Pursuant to Rule 10f-3

For Period Ending 06/30/98
File No. 811-2183


Item 77O.  Transactions Effected Pursuant to Rule 10f-3


Registrant purchased in a Rule 144A offering from Jefferies & Co., Inc. $500,000 9.75% Senior Notes due 2006, Series C, issued by Parker Drilling Company at a price of $103.833 on March 4, 1998. Mr. Richard
G. Dooley, Vice Chairman and member of the Board of Trustees of Registrant, is a director of Jefferies Group, Inc., the parent of Jefferies & Co.

To the extent such offerings might be deemed to be underwritten public offerings, Registrant claims an exemption from the provisions of
Section 10(f) of the Investment Company Act of 1940, as amended, (the "Act") on the basis that, with respect to this purchase, Registrant has complied with the procedures adopted by Registrant's Board of Trustees pursuant to the provisions of Rule 10f-3 promulgated under the Act.

Registrant will preserve a record of this transaction for a period of six years from the end of the fiscal year in which the transaction occurred, the first two years in an easily accessible place.